Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 2, 2007

DATALINK UPDATES 2007 SECOND-QUARTER GUIDANCE

Live Webcast Today at 4 p.m. CT

MINNEAPOLIS – July 2, 2007 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today revised its financial guidance for the second quarter ended June 30, 2007.

The company anticipates revenues for the second quarter of 2007 in the range of $40 million to $41 million, compared with $39.8 million in the year-earlier period and $40.9 million for the 2007 first quarter.  Year-ago revenue did not include the acquisition of Midrange Computer Solutions (MCSI), which closed in February 2007, and the 2007 first-quarter performance included two months of MCSI revenue.  On the basis of generally accepted accounting principles (GAAP), Datalink anticipates a loss in the range of $.03 to $.05 per diluted share. The year-ago GAAP earnings totalled $.18 per diluted share, and the company had a loss per diluted share of  $.06 in the 2007 first quarter.  The company’s non-GAAP loss is expected to range from $.01 to $.03 per diluted share for the 2007 second quarter.  This compares with non-GAAP net income of $.11 per diluted share a year-earlier and a non-GAAP loss of $.01 per diluted share in the first quarter of 2007.

In April, Datalink provided revenue guidance of between $49 million and $54 million, with GAAP net earnings ranging from break-even to $.05 per diluted share and non-GAAP earnings in the range of $.02 to $.07 per diluted share.

“We have seen a slow down in IT and storage spending with some of our larger customers, as they have become more cautious about the economy and their individual growth prospects.  This cautiousness has created longer sales cycles, with a number of large projects delayed from the second quarter.  As a result, we expect Datalink’s revenue and earnings for the second quarter to be below our original guidance,” commented Charlie Westling, Datalink’s president and CEO.

“While this quarter’s shortfall was disappointing to us, we still believe that the long-term trends for storage growth remain compelling, as corporations generate more data in multiple formats, requiring updated storage products and services.  Based on our backlog of over $30 million for the third quarter and our current sales opportunity pipeline, we expect to see an uplift in business activity in the second half of the year.  We have taken a number of steps to position the company to return to profitable growth during the remainder of 2007.  These actions include:

•                  combining the company’s field engineering and customer support organizations in order to better utilize Datalink’s technical resources;

•                  merging the Western and South Central regions to take advantage of economies of scale;

•                  refocusing our efforts on acquiring new enterprise accounts; and

•                  holding the workforce at current levels while focusing on opportunities to increase employee productivity.”

Westling added that he is pleased with the progress the company is making integrating the MCSI acquisition. “Our second-quarter results are not due to issues related specifically to the MCSI acquisition.  We are moving forward with training the MCSI team so they are able to sell and deliver the full spectrum of higher value-added solutions.  We continue to expect to see the broader benefits of this effort in the second half of 2007.”

According to Westling, Datalink’s services business continued strong in the second quarter, especially its customer support business.

Datalink will release its actual results for the second quarter after the market close on July 17, 2007.  We will provide guidance for the third quarter in conjunction with our July 17th earnings release.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:00 p.m. Central Time to discuss the second-quarter revised guidance. Those wishing to participate can access the call by dialing (877) 718-5095 (no later than 3:55 p.m. Central Time). Participants will be asked to identify the Datalink conference call and provide the designated identification number (1246782). A live Webcast of the conference call can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyses, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2007 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating our MCSI acquisition and possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules;

and volatility in our stock price. We may not achieve significant future revenues from one of our customers that accounted for approximately 12 percent of our first quarter 2007 revenues.  Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.  In addition, we cannot assure that we will successfully and profitably integrate MCSI’s customers and personnel into our business or increase our gross margins with MCSI’s historical customers and prospects.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue, stock-based compensation expense, amortization of intangible assets, integration costs related to acquisitions, the reversal of the income tax valuation allowance and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

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Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com